                        AMERICAN TECHNICAL CERAMICS CORP.
                                 17 STEPAR PLACE
                       HUNTINGTON STATION, NEW YORK 11746

             -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 15, 2000

             -------------------------------------------------------

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

     The Annual Meeting of Stockholders of American Technical Ceramics Corp., a Delaware corporation (the "Company"), will be held at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216, on Wednesday, November 15, 2000 at 10:00 a.m., Eastern Standard Time, for the following purposes:

     1.   To elect six directors;

     2. To consider and act upon a proposal to adopt the American Technical Ceramics Corp. 2000 Incentive Stock Plan;

     3. To ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on October 6, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders of the Company as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after November 5, 2000 at the place of the meeting. The transfer books of the Company will not be closed.

     Your attention is directed to the accompanying Proxy Statement. Stockholders unable to attend the meeting in person are urged to date, sign and mail promptly the enclosed proxy card in the postpaid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your proxy.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               KATHLEEN M. KELLY
                                  Secretary

Huntington Station, New York
October 13, 2000

                        AMERICAN TECHNICAL CERAMICS CORP.

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Technical Ceramics Corp., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Eastern Standard Time, on Wednesday, November 15, 2000, at the Company's facility at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216. The principal executive offices of the Company are located at 17 Stepar Place, Huntington Station, New York 11746. It is expected that this Proxy Statement and the accompanying proxy card will first be mailed or delivered to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about October 13, 2000.

                       VOTING SECURITIES AND VOTING RIGHTS

      Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on October 6, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. As of October 6, 2000, there were 7,942,438 shares of Common Stock issued and outstanding. A majority of the outstanding shares of Common Stock present in person or by proxy shall constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on all matters, which vote may be given in person or by proxy duly authorized in writing. There are no cumulative voting rights.

      All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposals described in the foregoing Notice of Annual Meeting of Stockholders, they will be voted in accordance with that specification. If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a signed proxy will be voted FOR all of the Board's nominees for director, FOR the proposal to adopt the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the "2000 Incentive Stock Plan"), FOR the proposal to ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001 and in accordance with the proxy holders' best judgment as to any other matters as may properly come before the Annual Meeting. Stockholders who have executed proxies may revoke them at any time before they are voted by submitting a later dated proxy or by written notice delivered to the Secretary of the Company. Personal attendance at the meeting without submitting a later dated proxy or a written notice of revocation to the Secretary shall not serve to revoke any proxy.

      The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is necessary for the election of directors, the adoption of the 2000 Incentive Stock Plan and the ratification of KPMG LLP as the Company's independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001. Accordingly, an abstention is the equivalent of a vote against the election of any nominee for election to the Board of Directors of the Company, the adoption of the 2000 Incentive Stock Plan or the proposal to ratify the appointment of KPMG LLP. In the event a broker that is a record holder of Common Stock of the Company does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and, therefore, will not be considered in determining the presence of a quorum. Broker non-votes will have no effect on the outcome of the vote for the election of directors, the adoption of the 2000 Incentive Stock Plan or the ratification of KPMG LLP as the Company's independent accountants.

      As of October 6, 2000, 4,447,130 shares of Common Stock (approximately 56% of the issued and outstanding shares of Common Stock) were held of record and beneficially owned by Victor Insetta, who is the President, Chief Executive Officer and a director of the Company. His shareholdings are sufficient to assure election of the nominees for election as directors as set forth herein, to adopt the 2000 Incentive Stock Plan, to ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001 and to take action on any other matters as may properly come before the Annual Meeting.

      The Company will bear the entire cost of the solicitation of proxies by the Board of Directors. Proxies will be solicited by mail, and may be solicited personally by telephone or facsimile transmission, by directors, officers and regular employees of the Company, without additional remuneration.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of October 6, 2000, certain information with respect to the ownership of the Company's Common Stock by (i) all persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company,
(iii) each of the executive officers of the Company listed in the table under the caption "Executive Compensation -- Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.

   Name and Address of Beneficial Owner                  Amount and Nature of Beneficial Ownership (1)    Percent of Class
-------------------------------------------              ---------------------------------------------    ----------------
VICTOR INSETTA                                                           4,455,130 (2)                          56.1%
2201 Corporate Square Boulevard
Jacksonville, Florida

JOSEPH COLANDREA                                                           210,400 (3)                           2.6%
911 South Ocean Boulevard
Boca Raton, Florida

STUART P. LITT                                                              47,100 (4)                            *
One Norden Lane
Huntington Station, New York

RICHARD MONSORNO                                                            94,360 (5)                           1.2%
2201 Corporate Square Boulevard
Jacksonville, Florida

MICHAEL GIACALONE                                                           13,160 (6)                            *
2201 Corporate Square Boulevard
Jacksonville, Florida

JUDAH WOLF                                                                  17,000 (7)                            *
2201 Corporate Square Boulevard
Jacksonville, Florida

CHESTER E. SPENCE                                                           22,000 (8)                            *
269 Windsor Place
Brooklyn, New York

THOMAS J. VOLPE                                                              4,000                                *
1271 Avenue of the Americas
New York, New York

O. JULIAN GARRARD III                                                        4,000                                *
3871 Little Lane
Jacksonville, Florida

DOV S. BACHARACH                                                             2,000                                *
560 Sylvan Avenue
Englewood Cliffs, New Jersey

RUBIN BLUMKIN                                                                2,000                                *
7720 Hearth Stone Avenue
Boynton Beach, Florida

All executive officers and directors as a                                4,684,424 (2)                          58.7%
group (12 persons)

------------
* Less than one percent.

(1) All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes.

(2) Includes 8,000 shares which Mr. Insetta may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include (i) 210,400 shares owned by Mr. Colandrea which are subject to a Restated Shareholders' Agreement, dated April 15, 1985, among the Company and Messrs. Insetta and Colandrea (the "Restated Shareholders' Agreement"),
     (ii) 2,500 shares owned by Mr. Insetta's wife, as to which Mr. Insetta disclaims beneficial ownership, and (iii) shares subject to Voting and Transfer Agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the Restated Shareholders' Agreement, Messrs. Insetta and Colandrea have agreed that, so long as they own shares of Common Stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the Board of Directors of the Company. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting. No such notice has been given relative to the Company's Annual Meeting to be held November 15, 2000. The Restated Shareholders' Agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of Common Stock. The Restated Shareholders' Agreement also provides for certain rights of first refusal and registration rights. The Voting and Transfer Agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of the Company of certain persons (currently Victor Insetta). The Company has not regularly enforced these provisions.

(3) Does not include 4,447,130 shares owned by Mr. Insetta which are subject to the Restated Shareholders' Agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta.

(4) Includes 7,500 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(5) Includes 3,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(6) Includes 5,500 shares which Mr. Giacalone may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(7) Includes 8,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(8) Includes 6,000 shares owned jointly with Mr. Spence's wife which are presently exercisable or which vest within 60 days.


COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own beneficially more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. Based solely on a review of copies of such reports furnished to the Company, the Company believes that, during the fiscal year ended June 30, 2000, there were no deviations from the Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Six directors are to be elected to serve until the next Annual Meeting of stockholders or until their respective successors are elected and qualified. Mr. Rubin Blumkin, a director of the Company since 1984, has chosen not to seek reelection as a director. On August 22, 2000, the Board adopted a resolution decreasing the membership of the Board of Directors from seven to six, effective with this Annual Meeting.

      Set forth in the table below is certain information, as of October 6, 2000, with respect to the nominees of the Board of Directors of the Company for election as directors and is based on the records of the Company and information provided to it. All of the nominees are presently directors of the Company. Absent instructions to the contrary, it is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION AS A DIRECTOR OF THE COMPANY OF EACH OF THE NOMINEES SET FORTH BELOW.

                                                                                                                        Year First
                                                                                                                        Elected or
                                                                                                                      Appointed as a
               Name                   Age               Business Experience During the Past Five Years                   Director
------------------------------------ ----- -------------------------------------------------------------------------  --------------
VICTOR INSETTA                        60   President and Chief Executive Officer of the Company and Director.             1966

O. JULIAN GARRARD III (1) (2)         54   Partner of Garrard & Garrard, C.P.A., a certified public accounting            1988
                                           firm specializing in taxation.

CHESTER E. SPENCE (2)                 60   Retired  since July 1999. Consultant to the Company from May 1998 to           1985
                                           June 1999. Prior thereto, Vice President-Marketing and Sales of the
                                           Company from August 1993 to April 1998.

STUART P. LITT                        58   Senior Vice President - Operations of the Company since September 1996.        1993
                                           Prior thereto, associate of OEM Capital, an investment banking firm specializing in the electronics industry, since December 1992. Consultant to electronics companies from September 1990 to December 1992.

THOMAS J. VOLPE (2)                   64   Senior Vice President - Financial Operations of The Interpublic Group          1999
                                           of Companies, Inc., an organization of advertising agencies and communications services companies, since March 1986.

DOV S. BACHARACH (2)                  36   Founder and Managing Director of GEI Industries, Inc., an international        2000
                                           consulting firm since January 1998. Vice President of International
                                           Operations at Wyle Electronics, an electronics distributor, from 1996 until December 1997. Prior thereto, President and Chief Operating
                                           Officer of the Ginsbury Group, an electronic components engineering and distribution company, from 1988 to December 1995 when it was sold to Wyle Electronics.

(1)   Member of Compensation Committee
(2)   Member of Audit Committee

      There are no family relationships between or among any directors or executive officers of the Company. See footnotes (2) and (3) to the table under the caption "Security Ownership of Certain Beneficial Owners and Management" for information concerning agreements among certain stockholders as to the election of directors. Also see "Certain Relationships and Related Transactions" for information concerning the lease of certain real property owned by an entity in which Mr. Insetta holds a general partnership interest.

BOARD MEETINGS;  COMMITTEES OF THE BOARD OF DIRECTORS

      During the fiscal year ended June 30, 2000, the Board of Directors held nine meetings. All of the directors attended at least 75% of the meetings held during the fiscal year ended June 30, 2000 during their tenure as a director. Mr. Tom Volpe was appointed to the Board of Directors on June 2, 1999, effective with the first meeting of the Board of Directors held subsequent to his appointment. Mr. Volpe attended the meeting of the Board of Directors held on August 4, 1999 and all subsequent meetings. Mr. Dov S. Bacharach was appointed to the Board of Directors on January 3, 2000 and attended all subsequent meetings.

      The Board of Directors has created a standing Audit Committee. The Audit Committee, which held four formal meetings and communicated informally several times during the fiscal year ended June 30, 2000, currently consists of Messrs. Bacharach, Blumkin, Garrard, Spence and Volpe. Mr. Volpe was appointed to the committee on November 19, 1999. Mr. Bacharach was appointed to the committee on April 26, 2000. Among other things, the Audit Committee reviews the scope and procedures of the audit activities of the independent accountants and their reports on their examinations. It also reviews reports from the Company's financial management and independent accountants on compliance with corporate policies and the adequacy of the Company's internal accounting controls. Each of Messrs. Blumkin, Garrard and Spence attended all four of the meetings held by the Audit Committee during the fiscal year ended June 30, 2000. Messrs. Volpe and Bacharach each attended all meetings subsequent to his appointment.

      The Board of Directors has also created a Compensation Committee, which currently consists of Messrs. Blumkin and Garrard. The Compensation Committee is authorized, subject to the Certificate of Incorporation and By-Laws of the Company and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of the Company. The Compensation Committee did not hold a meeting during the fiscal year ended June 30, 2000.

      The Board does not have a nominating committee. This function is performed by the Board as a whole.

      Each of the non-employee directors of the Company receives a fee of $1,000 plus expenses for each meeting, excluding teleconference meetings, of the Board of Directors and, if a member of a Committee, each Committee meeting that he attends. In addition, for the fiscal year ended June 30, 2000 each non-employee director received a stock award of 2,000 shares of Common Stock. Payments in respect of income taxes resulting from such awards were paid by the Company on behalf of the directors. The Company intends to continue to grant annual stock awards to non-employee directors, contingent on adequate attendance at meetings of the Board and any committee of which the director is a member.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

      The following table sets forth compensation paid over each of the last three fiscal years to the President and Chief Executive Officer of the Company and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

  Name and Principal                 Fiscal Year                                         Restricted Stock       All Other
          Position                  Ended June 30      Salary ($)      Bonus ($)(1)          Awards ($)       Compensation ($)
----------------------------------- -------------   --------------- ------------------ ------------------- ---------------------
VICTOR INSETTA                         2000             311,470          734,891               --                   5,390 (4)
President, Chief Executive             1999             278,596          174,489               --                   5,159 (4)
Office and Director                    1998             273,195          190,480 (2)       190,478 (3)              4,938 (4)

STUART LITT                            2000             168,173           69,781               --                  15,703 (7)
Senior Vice President -                1999             165,000           16,380           236,851 (5)(6)          14,448 (7)
Operations and Director                1998             161,689           32,827           196,688 (5)              4,507 (7)

RICHARD MONSORNO                       2000             170,563           69,781               --                   7,652 (8)
Senior Vice President -                1999             162,350           16,380           190,525 (9)              6,458 (8)
Technology                             1998             169,643           32,827               --                   6,740 (8)

MICHAEL C. GIACALONE                   2000             120,529           94,530            79,036 (11)             1,873 (12)
Vice President - Advanced              1999              29,635             --                 --                     --
Products Operations (10)

JUDAH WOLF                             2000              92,423          426,327            79,036 (11)             6,209 (14)
Vice President - Thin Film             1999              90,000           81,259               --                   4,691 (14)
Operations (13)


(1) Includes amounts paid in the applicable fiscal year in respect of such fiscal year and amounts earned for such fiscal year and paid in a subsequent fiscal year.

(2) Represents the cash portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement. See "Executive Compensation -- Employment Agreements."

(3) Represents the fair market value of the stock portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement which consists of 40,908 shares of Common Stock (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 1998 of $4.66 per share). See "Executive Compensation -- Employment Agreements."

(4) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Insetta of $5,390, $5,159, and $4,938 for fiscal years 2000, 1999 and 1998, respectively.

(5) Includes, with respect to fiscal year 1999, and represents, with the respect to fiscal year 1998, the fair market value of restricted stock awards aggregating 5,704 and 20,834 shares, respectively, of Common Stock granted to Mr. Litt in fiscal years 1999 and 1998 in connection with his employment by the Company based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on the dates of grant (which prices ranged from $4.66 to $9.94 per share). As of June 30, 2000, the value of the 26,538 shares of Common Stock issued to Mr. Litt was $739,747 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $27.875 per share). See "Executive Compensation -Employment Agreements."

(6) Includes the fair market value of two stock bonus awards of 20,000 shares of Common Stock each granted on March 2, 1999 and June 2, 1999 (based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on March 2, 1999 and June 2, 1999 of $3.32 and $3.47 per share, respectively) and payments made on behalf of Mr. Litt in respect of income taxes on such awards. As of June 30, 2000, the value of the 40,000 shares of Common Stock issued to Mr. Litt pursuant to these stock bonus awards was $1,115,000 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 2000 of $27.875 per share).

(7) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Litt of $5,878, $4,623 and $4,507 for fiscal years 2000, 1999 and 1998, respectively, and income recorded for fiscal year 1999 as a result of the partial forgiveness of a loan made by the Company to Mr. Litt for the purpose of payment of income taxes on stock grants. See "Executive Compensation -- Employment Agreements."

(8) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Monsorno of $5,941, $4,637 and $4,808 for fiscal years 2000, 1999 and 1998, respectively, and income recorded for fiscal years 2000, 1999 and 1998 of $1,711, $1,821 and $1,932, respectively, as a result of the partial forgiveness of a loan made by the Company to Mr. Monsorno for the purpose of paying income taxes on a 10,000 share stock bonus made to him in April 1994.

(9) Represents the fair market value of two stock bonus awards of 20,000 shares of Common Stock each granted on March 2, 1999 and June 2, 1999 (based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on March 2, 1999 and June 2, 1999 of $3.32 and $3.47 per share, respectively) and payments made on behalf of Mr. Monsorno in respect of income taxes on such awards. As of June 30, 2000, the value of the 40,000 shares of Common Stock issued to Mr. Monsorno pursuant to these stock bonus awards was $1,115,000 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 2000 of $27.875 per share).

(10) Mr. Giacalone was appointed Vice President - Advanced Products Operations of the Company in March 1999. The information contained in the table represents the compensation paid to Mr. Giacalone during the full fiscal year in all capacities. Mr. Giacalone was not an executive officer of the Company in fiscal year 1998.

(11) Includes the fair market value of a stock bonus award of 2,000 shares of Common Stock granted to each of Mr. Giacalone and Mr. Wolf (based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on June 30, 2000 of $27.875 per share) and payments made on behalf of Mr. Giacalone and Mr. Wolf in respect of income taxes on such awards. As of June 30, 2000, the value of the 2,000 shares of Common Stock issued to each of Messrs. Giacalone and Wolf pursuant to these stock bonus awards was $55,750 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 2000 of $27.875 per share).

(12) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Giacalone of $1,873 for fiscal year 2000.

(13) Mr. Wolf was appointed Vice President - Thin Film Operations of the Company on March 3, 1999. The information contained in the table represents the compensation paid to Mr. Wolf during the full fiscal year in all capacities. Mr. Wolf was not an executive officer of the Company in fiscal year 1998.

(14) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Wolf of $6,209 and $4,691 for fiscal years 2000 and 1999, respectively.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2000. Options were granted pursuant to the Company's 1997 Stock Option Plan and 2000 Incentive Stock Plan.

                                                                                      Potential Realizable Value at Assumed
                                                                                    Annual Rates of Stock Price Appreciation
                                      Individual Grants                                         for Option Term
                  ----------------------------------------------------------------  ----------------------------------------
                                     Percent of
                    Number of       Total Options
                    Securities       Granted to      Exercise
                    Underlying      Employees in       Price
                  Options Granted    Fiscal Year    ($/Share)(1)  Expiration Date          5%                    10%
                  ---------------   ------------    ------------  ----------------     ----------         -------------
Victor Insetta         4,000            0.4%          $  21.45        4/11/2005        $   23,700         $     52,375
Stuart Litt            4,000            0.4%          $  19.50        4/11/2010        $   49,050         $    124,300
Rich Monsorno          4,000            0.4%          $  19.50        4/11/2010        $   49,050         $    124,300
Rich Monsorno         60,000            6.6%          $  23.50        4/26/2010        $  886,750         $  2,247,175
Michael Giacalone     10,000            1.1%          $   6.44        12/7/2009        $   40,475         $    102,600
Michael Giacalone      4,000            0.4%          $  19.50        4/11/2010        $   49,050         $    124,300
Michael Giacalone     40,000            4.4%          $  23.50        4/26/2010        $  591,150         $  1,498,125
Judah Wolf            20,000            2.2%          $   6.44        12/7/2009        $   80,975         $    205,200
Judah Wolf             4,000            0.4%          $  19.50        4/11/2010        $   49,050         $    124,300
Judah Wolf            40,000            4.4%          $  23.50        4/26/2010        $  591,150         $  1,498,125


(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, except those granted to Victor Insetta, which were granted at 110% of fair market value.

                        AGGREGATE OPTION EXERCISES DURING
                       THE FISCAL YEAR ENDED JUNE 30, 2000
                        AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended June 30, 2000 pursuant to the Company's 1997 Stock Option Plan and 2000 Incentive Stock Plan.

                                                       Number of Shares          Value of Unexercised In-
                                                    Underlying Unexercised         the-Money Options at
                                                  Options at Fiscal Year End        Fiscal Year End (1)
                                                  ----------------------------   ---------------------------
                          Shares
                        Acquired on   Value
                         Exercise    Realized     Exercisable    Unexercisable   Exercisable   Unexercisable
                         --------    --------     -----------    -------------   -----------   -------------
Victor Insetta              --            --         8,000            8,000        $187,524       $119,324

Stuart Litt               2,500      $  33,813       7,500            6,000        $178,563       $ 81,000

Richard Monsorno          7,000      $ 165,063       3,000           66,000        $ 71,625       $343,500

Michael Giacalone           --            --         5,500           60,500        $124,281       $581,344

Judah Wolf                7,000      $ 251,250       8,000           61,000        $178,813       $577,563

(1) Based upon the closing sale price of the Common Stock on the American Stock Exchange on June 30, 2000 of $27.875 per share.

EMPLOYMENT AGREEMENTS

Victor Insetta

      The Company has entered into an employment agreement with Victor Insetta, the Company's President and Chief Executive Officer. The term of the agreement currently expires on March 1, 2000. Pursuant to its terms, the agreement is automatically renewed for successive one-year periods beginning on March 1, of each year unless either party gives written notice of its election to terminate the agreement at least 120 days prior to such March 1.

      Pursuant to the agreement, Mr. Insetta was paid base compensation for the fiscal year ended June 30, 2000 at the rate of $297,297 per annum through March 1, 2000, and at the rate of $323,162 per annum during the remainder of the fiscal year. The agreement provides for further increases in Mr. Insetta's base salary by the Board of Directors from time to time in its sole discretion. The agreement also provides that, as additional annual compensation, Mr. Insetta is also entitled to an amount equal to 5% of the Company's net income (before such incentive compensation and before income taxes). In August 2000, Mr. Insetta consented to an amendment to his employment agreement reducing Mr. Insetta's incentive bonus from 5% of pre-tax income to 2 1/2% of pre-tax income effective beginning with fiscal year 2001. In September 1998, the Company amended the employment agreement, effective for the fiscal year ended June 30, 1998, to allow the Company, at its option, to pay the additional annual compensation in stock, cash or a combination thereof, subject to certain limitations. For the fiscal years ended June 30, 2000 and 1999, the Company elected to pay all of Mr. Insetta's additional compensation in cash. For the fiscal year ended June 30, 1998, the Company elected to pay 50% of Mr. Insetta's additional annual compensation in cash and 50% in shares of Common Stock. See "Executive Compensation -- Summary Compensation Table."

      The agreement further provides, among other things, that if there is a change of control of the Company or if Mr. Insetta's employment is terminated prior to the scheduled expiration date other than for cause (as defined in the agreement), death, disability, or voluntary termination apart from a change of control, the Company is required to pay to Mr. Insetta, in a lump sum, an amount equal to the greater of (i) all of the compensation due to Mr. Insetta under the agreement through the end of the then existing term of the agreement, or (ii) three times Mr. Insetta's average annual compensation under the agreement during the five most recent taxable years prior to the taxable year in which the termination took place as calculated in accordance with the Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, if Mr. Insetta voluntarily terminates his employment with the Company, for a period equal to the lesser of the remaining term of the agreement or one year, Mr. Insetta has agreed that he will not, directly or indirectly, solicit those persons or entities who are customers of the Company on the effective date of his termination of employment for the purpose of purchasing multi-layer capacitors; provided, however, that the foregoing restriction shall not apply if Mr. Insetta terminates his employment because of a change of control of the Company. In addition, Mr. Insetta has agreed that, for a period of one year following the termination of his employment (other than termination by the Company without cause), he will not divulge to any person any information which is actually held in confidence by the Company, subject, however, to certain conditions, including the Company having performed, and continuing to perform, its obligations under the agreement.

      The Company presently maintains a term life insurance policy in the aggregate amount of $4,000,000 on the life of Mr. Insetta. The Company is named as the beneficiary of this policy.

Stuart Litt

      In September 1996, the Company entered into an employment agreement with Stuart P. Litt, the Company's Senior Vice President Operations. Pursuant to the agreement, Mr. Litt was to be employed for a period of three years at an annual base salary of $150,000. Mr. Litt's annual base salary was increased, effective September 15, 1997, to $165,000. In addition, Mr. Litt received quarterly cash bonuses equal to one half of one percent of the Company's net income (before such incentive compensation and before income taxes) pursuant to the Company 's officer and management employee bonus program. See "Executive Compensation -- Bonus Programs." The agreement provides that if Mr. Litt's employment by the Company is terminated at any time after the first three years of employment, Mr. Litt will be entitled to a severance payment of $100,000. As of September 1999, the agreement between Mr. Litt and the Company expired (other than the provision relating to severance). Mr. Litt is currently being employed by the Company under the principal economic terms of the original agreement.

      Pursuant to the agreement, the Board of Directors granted to Mr. Litt a restricted stock award of 68,000 shares of Common Stock. Pursuant to this award, Mr. Litt was to receive 48,000 shares in 24 monthly installments of 2,000 shares on the 15th of each month commencing October 15, 1996, provided he was still actively employed by the Company on each such date, and an additional 20,000 shares on December 15, 1996, again provided he was still actively employed by the Company on such date. Through June 30, 1997, Mr. Litt had received 36,000 shares of Common Stock pursuant to this program. Subsequent to May 15, 1997, the Company and Mr. Litt mutually agreed to terminate the monthly 2,000 share awards while they discussed alternative structures for future awards.

     In August 1997, the Board of Directors and Mr. Litt agreed to amend the terms of Mr. Litt's restricted stock award program. On August 19, 1997, he was awarded an additional 4,602 shares of Common Stock and the Company set aside $11,700 for Mr. Litt to pay a portion of the income taxes payable by him in respect of such award. Each subsequent month commencing September 1997 through September 1998, Mr. Litt received a number of shares (rounded to the nearest whole share) as follows:

                                 Number
     Date of Issuance          of Shares
     ----------------          ---------
 September 15, 1997               1,542
 October 15, 1997                 1,578
 November 17, 1997                1,536
 December 15, 1997                1,564
 January 15, 1998                 1,590
 February 16, 1998                1,528
 March 16, 1998                   1,672
 April 15, 1998                   1,686
 May 15, 1998                     1,734
 June 15, 1998                    1,802
 July 15, 1998                    1,840
 August 15, 1998                  1,878
 September 15, 1998               1,986
                              ----------
    Total                        26,538
                              ==========

Judah Wolf

      In January 1998, the Company entered into a four year employment agreement with Judah Wolf, the Company's Vice President - Thin Film Operations. The agreement provides for annual base compensation of $90,000. In addition, Mr. Wolf receives a quarterly incentive bonus equal to a percentage of the Thin Film Profit Contribution (as defined in the agreement). The percentage to be applied to the Thin Film Profit Contribution is 5.0% for calendar year 1998, 4.0%, for calendar year 1999 and 3.5% for each of calendar years 2000 and 2001. Mr. Wolf also receives a quarterly bonus pursuant to the Company's officer and management employee bonus program equal to one half of one percent of the Company's net income before such incentive compensation and income taxes, less an amount equal to one half of one percent of the Thin Film Profit Contribution. See "Executive Compensation - - Bonus Programs."

      The agreement may be terminated by the Company upon 30 days' notice. If the agreement is terminated for reasons other than disability or cause, Mr. Wolf is entitled to severance equal to the lesser of (i) $100,000, or (ii) 60% of his highest total compensation for any consecutive 12 months during the last 24 months of Mr. Wolf's employment, payable in 24 equal monthly installments.

      The agreement includes a provision that allows the Company to purchase certain ceramic substrate inventory from Mr. Wolf. The Company exercised that privilege in September 1998 and purchased approximately $200,000 of inventory from Mr. Wolf in exchange for 25,400 shares of Common Stock (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on September 11, 1998 of $3.94 per share) and $100,000 in cash. The fair market value of such stock on June 30, 2000 was $708,025 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $27.875).

STOCK OPTION PLANS

                  In April 1997, the Company's Board of Directors adopted, and in November 1997, the stockholders approved, the Company's 1997 Stock Option Plan (the "1997 Plan"). The purpose of the 1997 Plan is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of the Company or of any parent or subsidiary thereof, may be granted options to purchase shares of the Company's Common Stock, in order to attract and retain the services or advice of such persons and to provide added incentive to them by encouraging stock ownership in the Company.

      The 1997 Plan provides for the grant of options to purchase up to 800,000 shares of Common Stock to employees, officers, directors, agents, consultants and independent contractors of the Company or of any parent or subsidiary thereof. Options may be either "incentive stock options" within the meaning of
Section 422 of the Code, or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company.

       The 1997 Plan is administered by the Board of Directors of the Company, except to the extent the Board delegates its authority to a committee of the Board. The administrator of the 1997 Plan is hereinafter referred to as the "Plan Administrator." The Plan Administrator has the authority, in its discretion, to determine all matters relating to the options and/or stock awards to be granted under the 1997 Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option or award, the time period during which the options may be partially or fully exercised, the exercise price, the purchase price of stock awards, if any, and all other terms and conditions of the options and awards, including the designation of such options as incentive stock options or non-qualified stock options.

       The exercise price of an incentive stock option may not be less than the fair market value per share of the Common Stock on the date of grant (110% of the fair market value of the Common Stock on such date in the case of incentive stock options granted to employees who own more than 10% of the total combined voting power of the Company on the date of grant (any such person, a "10% Stockholder")), and not less than the par value per share of the Common Stock with respect to non-qualified stock options.

       The term of each stock option granted under the 1997 Plan shall be as established by the Plan Administrator but shall not be more than 10 years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may establish a vesting schedule with respect to any option granted under the 1997 Plan setting forth the time or times at which portions of such option shall become exercisable.

       Payment of the option exercise price shall be made in full at the time notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check. The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for non-qualified stock options, that additional forms of payment will be permitted, including delivery of shares of stock of the Company held by an optionee having a fair market value equal to the exercise price, or withholding from the shares that would otherwise be issued upon exercise of an option that number of shares having a fair market value equal to the option exercise price.

       Options granted under the 1997 Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution,
(ii) pursuant to a qualified domestic relations order or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. No option shall be exercisable after termination of the recipient's relationship with the Company or any parent or subsidiary of the Company unless such termination occurs by reason of retirement with the consent of the Company or death. In the event of the retirement of a recipient of options with the consent of the Company, the options or unexercised portions thereof which were otherwise exercisable on the date of retirement shall expire unless exercised within a period of three months after the date of retirement.

       In the event of the death of a recipient of options while an employee, officer, director, agent, consultant or independent contractor of the Company or any parent or subsidiary of the Company or in the event of the death of the recipient within the three month period following termination of such person's employment or other association with the Company by reason of retirement with the consent of the Company, the options which were otherwise exercisable on the date of such termination shall be exercisable by his or her personal representatives, heirs, or legatees at any time prior to the expiration of one year from the date of his or her death. In no event, however, shall an option be exercisable after ten years from the date it is granted (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of a recipient's relationship with the Company for any reason, upon such terms and conditions as the Plan Administrator determines to be appropriate.

       Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

       The Board may at any time suspend, amend or terminate the 1997 Plan, provided that, except in certain cases relating to mergers, consolidations, reorganizations and similar transactions, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock present, in person or by proxy, and entitled to vote at any meeting shall be necessary for the adoption by the Board of any amendment which will: (i) increase the number of shares which are to be reserved for the issuance upon exercise of options under the 1997 Plan; (ii) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under the 1997 Plan; or (iii) require shareholder approval under applicable law, including
Section 16(b) of the Securities Exchange Act of 1934 unless sooner terminated by the Board, the 1997 Plan shall terminate on April 1, 2007.

       As of June 30, 2000, there were seven executive officers, five directors who are not employees of the Company and 682 employees who were not executive officers who were eligible to participate in the 1997 Stock Option Plan and the 2000 Incentive Stock Plan. As of June 30, 2000, incentive stock options to purchase 1,616,000 shares of Common Stock had been granted to 394 employees under the 1997 Stock Option Plan and the 2000 Incentive Stock Plan (subject to stockholder approval at the annual meeting) at exercise prices ranging from $4.00 per share to $44.00 per share, including options to purchase 234,000 shares granted to the Named Executive Officers. See "Executive Compensation -- Option Grants in Last Fiscal Year."

       For a description of the Company's 2000 Incentive Stock Plan and information concerning options granted thereunder, see "Proposal 2 -- 2000 Incentive Stock Plan."

BONUS PROGRAMS

     The Company has a bonus program for officers other than Mr. Insetta and for certain other management employees pursuant to which such officers and other employees are eligible to receive quarterly cash bonuses equal to one half of one percent of the Company's net income (before such bonuses and before income tax). In the event of a net loss in any quarter, the amount of such net loss is applied to reduce the bonus payable in future quarters in that fiscal year. In the fiscal year ended June 30, 2000, the Company paid bonuses aggregating $279,122 under this program, including bonuses to Mr. Litt, and Mr. Monsorno of $69,781 and $69,781, respectively. See "Executive Compensation -- Summary Compensation Table."

     Mr. Giacalone participates in the above bonus program, in addition to a bonus equaling 1% of profit from the Micrcap(R) product line. In the fiscal year ended June 30, 2000, the Company paid Mr. Giacalone bonuses aggregating $94,530. See "Executive Compensation -- Summary Compensation Table."

     Mr. Wolf participates in a modified version of this bonus program as stated in his employment agreement. In the fiscal year ended June 30, 2000, the Company paid Mr. Wolf bonuses aggregating $426,327. See "Employment Agreements -- Judah Wolf" and "Executive Compensation -- Summary Compensation Table."

401(K) SAVINGS PLAN

     The Company has a 401(k) Savings Plan covering all employees. Pursuant to this plan, eligible employees may elect to defer up to 15% of their eligible gross earnings, but in no event more than $10,500 for the calendar year 2000. In addition, contributions may be limited by certain other restrictions under the Code. The Company contributes an amount based upon the employee's contributions, up to 3% of such employee's gross earnings. Officers are eligible to participate in this plan in the same manner as are all other employees. For the fiscal year ended June 30, 2000, the Company's contributions to this plan were $440,836, including contributions on behalf of Messrs. Insetta, Litt, Monsorno, Giacalone and Wolf of $5,390, $5,878, $5,941, $1,873 and $6,209, respectively. See
"Executive Compensation -- Summary Compensation Table."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 2000, the Compensation Committee of the Board of Directors consisted of Messrs. Garrard and Blumkin. During the fiscal year ended June 30, 2000, decisions with respect to officers' compensation were made by the entire Board. See "Executive Compensation -- Report on Executive Compensation." No officer who serves as a director of the Company participated in matters involving the evaluation of his own performance or the setting of his own compensation. No officer who serves as a director of the Company served on the board of directors of any other company.

REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has established a Compensation Committee which currently consists of Messrs. Garrard and Blumkin. While the Compensation Committee has the power and authority of the Board of Directors with respect to the compensation of employees, the Committee has historically provided information and assistance to the full Board of Directors of the Company, which has been the body responsible for making decisions with respect to employee compensation issues. No officer of the Company who serves on the Board of Directors or on the Compensation Committee participates in matters involving the evaluation of his own performance or the setting of his own compensation.

      The Company seeks to establish compensation plans and policies which are designed to (i) attract and retain highly qualified employees at all levels,
(ii) provide rewards that are closely linked to the Company's performance, and
(iii) align the interests of the Company's employees with those of its stockholders through stock ownership. The Company monitors the compensation paid to various levels of employees on both a geographic and industry basis. Moreover, the Company has established bonus compensation programs for virtually all levels of employees pursuant to which they are rewarded based upon the overall profitability of the Company. Finally, the Company has over the past several years awarded stock bonuses and stock options to several executive officers and supervisory employees in order to reward them for their efforts on behalf of the Company and to provide them with a direct stake in the Company's future. In April 1997, the Board adopted the 1997 Stock Plan in order to expand the universe of individuals who are important to the Company's success who may be eligible for stock-based compensation. Having granted options for all of the shares authorized for issuance under such plan, in April 2000, the Board adopted the 2000 Incentive Stock Plan in order to enable the Company to continue to utilize stock awards and options as a means of attracting and retaining employees important to the Company's success. See "Proposal 2 -- 2000 Incentive Stock Plan."

      The base salary of Victor Insetta, the Company's President and Chief Executive Officer, for fiscal year 2000 was based principally upon his rights under the employment agreement described above. The agreement, which was entered into in 1985 and has been amended several times, in base salary currently provides for a minimum base salary of $323,162. Increases in base salary have been consistent with cost of living increases granted to virtually all employees of the Company. The Board also believed that they were warranted in order to bring Mr. Insetta's base compensation in line with salaries being paid to other chief executive officers of similar companies and in recognition of the Company's performance.

      Mr. Insetta's employment agreement also entitles him to annual incentive compensation equal to 5% of the Company's net income (before such incentive compensation and before income taxes) which for the fiscal year ended June 30, 2000 amounted to $734,891. In August 2000, Mr. Insetta consented to the amendment to his employment agreement reducing his incentive compensation from 5% of pretax income to 2 1/2% of pretax income effective beginning with fiscal year 2001. The Board believes that it is appropriate for the compensation of the Chief Executive Officer of the Company to be based, in substantial part, on the Company's overall performance.

      In September 1998, Mr. Insetta's employment agreement was further amended to allow the Company to pay Mr. Insetta's annual incentive compensation in cash, Common Stock or a combination thereof. The determination of the manner of payment is made each year by the Board of Directors, in its sole discretion, subject to certain limitations. For the fiscal year ended June 30, 1998, the Board (with Mr. Insetta abstaining) elected to pay 50% of Mr. Insetta's annual incentive compensation in cash and 50% in Common Stock. This was done to conserve cash and to more closely ally Mr. Insetta's overall compensation to the performance of the Company's stock. For the fiscal years ended 1999 and 2000, the Board (with Mr. Insetta abstaining) elected to pay 100% of Mr. Insetta's annual incentive compensation in cash. The Board believed this was appropriate in light of the Company's cash position and the current level of Mr. Insetta's stock ownership in the Company.

                                                          Dov Bacharach
                                                          Rubin Blumkin
                                                          O. Julian Garrard III
                                                          Victor Insetta
                                                          Stuart P. Litt
                                                          Chester E. Spence
                                                          Thomas J. Volpe


                                                          October 13, 2000

                                PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder return on the Common Stock from July 1, 1995 through June 30, 2000, with the cumulative total return of the American Stock Exchange Total Return Index and a peer group of companies selected by the Company. The peer group is composed of ten publicly-held manufacturers of capacitors and other electronic components, including the Company. Total cumulative return values were calculated based on the assumption of $100 invested on July 1, 1995, assuming reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.




                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG AMERICAN TECHNICAL CERAMICS CORP.,
                  THE AMEX MARKET VALUE INDEX AND A PEER GROUP




                               [GRAPHIC OMITTED]



* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                                Fiscal Year Ended June 30 Cumulative Year Return
                                ------------------------------------------------
                                    1996      1997      1998      1999      2000
                                    ----      ----      ----      ----      ----
American Technical Ceramics Corp.     64       115        74        67       442
Peer Group (1)                        79       103        68       120       262
Amex Market Value                    115       124       155       175       206

----------
(1) Includes the Company and Aeroflex, Inc., AVX Corp., California Micro Devices Corp., Cts Corp., Merrimac Industries, Inc., Micronetics Wireless, Inc., Sawtek, Inc., Vari-1 Company, Inc., and Vishay Intertechnology, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATED PARTY LEASES

      The Company presently leases certain real property from its President, Chief Executive Officer and principal stockholder, Victor Insetta, and entities controlled by him. In the case of each such lease, the Company has periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area. The Company does not intend to lease any additional real property from Mr. Insetta or entities controlled by him other than renewals of existing leases and improvements and new construction that may be made to existing leased properties.

FLORIDA FACILITY

      The Company's Jacksonville, Florida facility (the "Florida Facility") is leased by its wholly-owned subsidiary, American Technical Ceramics (Florida), Inc. ("ATC-Florida"), from V.P.I. Properties Associates ("VPI"), a limited partnership of which Mr. Insetta is the sole general partner and the limited partnership interests are owned by members of his family. The lease, which was amended several times, most recently as of May 16, 2000, to reflect the construction of additional buildings on the premises, is for a term expiring in 2010. The Company has guaranteed ATC-Florida's obligations under the lease.

Under the lease, VPI has agreed to make available to ATC-Florida up to $1,800,000 to construct one or more buildings at the Florida Facility ("New Construction") pursuant to plans and specifications to be approved by VPI. VPI will be the owner of the New Construction and all other improvements located at the Florida Facility.

      Under the lease, initially, ATC-Florida is responsible to pay to VPI, as fixed rent, annually, the sum of $502,404 per annum (adjusted as hereinafter provided), payable in 12 equal monthly installments. This fixed rental will be increased as of each date on which ATC-Florida occupies or could occupy any building to be constructed in connection with any New Construction to an amount equal to the fair market rental for the Florida Facility, giving effect to such New Construction, as determined by an appraiser selected by ATC-Florida and approved by VPI. The fixed rental shall also be adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on October 1 of each year during the lease compared to such index for the same month in the previous calendar year. In no event may the monthly payments in respect of fixed rent under the lease be less than the monthly payments of principal and interest due and payable by VPI in connection with the financing for the Florida Facility. ATC-Florida is also obligated to pay all expenses arising in connection with the Florida Facility, including all real estate taxes, assessments, insurance, utilities and repairs.

      The Company, through ATC-Florida, has the right at the end of the lease term to purchase the Florida Facility at its fair market value and has a right of first offer to purchase the Florida Facility if VPI elects to sell it in the interim.

      In the fiscal year ended June 30, 2000, the aggregate rental paid by ATC-Florida under this lease was $504,923. In addition, the Company incurred expenses of $126,772 for real estate taxes and $287,045 for utilities.

NEW YORK PROPERTY

       Since July 1976, the Company has leased from Mr. Insetta the land and building at 15 Stepar Place, Huntington Station, New York (the "New York Property"). The lease for the New York Property expired in February 1996. The Company leased the New York Property on a month-to-month basis on the same terms as the terms provided in the lease until January 1, 1997 when the lease was renewed and extended for a five-year term. The lease was amended and restated as of September 25, 1998. The base rent is based upon the annual payments of principal and interest payable under the mortgage encumbering such property. The base rent reflects an adjustment upward commencing January 1, 1990 and as of each succeeding calendar year based upon the increase in the Consumer Price Index for All Urban Consumers (New York City) over the Consumer Price Index for All Urban Consumers (New York City) for January 1989. Current monthly installments are $41,790. The Company is also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 2000, the total amount of rent paid by the Company for this facility was $495,000. In addition, the Company incurred expenses of $59,998 for real estate taxes, $230,672 for utilities and $100,603 for leasehold improvements.

        The Company has the option to purchase the New York Property at any time during the lease at its fair market value and a right of first offer if Mr. Insetta elects to sell it in the interim.

INVENTORY

         See "Executive Compensation - - Employment Agreements" for information concerning the purchase by the Company of certain inventories of ceramic substrate from Judah Wolf, the Company's Vice President - Thin Film Operations.

                                   PROPOSAL 2

                            2000 INCENTIVE STOCK PLAN

      DESCRIPTION OF THE 2000 INCENTIVE STOCK PLAN

      In April 2000, the Company's Board of Directors adopted the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the "2000 Incentive Stock Plan"), subject to the approval by the stockholders. The purpose of the 2000 Incentive Stock Plan is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of the Company or of any parent or subsidiary thereof, may be granted stock awards, incentive stock options and/or non-qualified stock options to purchase shares of the Company's Common Stock, in order to attract and retain the services or advice of such persons and to provide added incentive to them by encouraging stock ownership in the Company. It is the intention of the Company that the 2000 Incentive Stock Plan comply in all respects with Section 16(b) and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The 2000 Incentive Stock Plan shall be administered by the Board of Directors of the Company, except to the extent the Board delegates its authority to a committee of the Board. The administrator of the 2000 Incentive Stock Plan is hereinafter referred to as the "Plan Administrator." The Plan Administrator has the authority, in its discretion, to determine all matters relating to the options and stock awards to be granted under the 2000 Incentive Stock Plan, including selection of the individuals to be granted options, and/or stock awards, the number of shares to be subject to each option or stock award, the exercise price of each option, the consideration, if any, to be paid in respect of each stock award, and all other terms and conditions of the options and stock awards.

      The 2000 Incentive Stock Plan provides for the grant of awards of or options to purchase up to 600,000 shares of Common Stock (subject to adjustment for stock splits, combinations and the like). Effective April 24, 2000 the Company declared a 2-for-1 stock split of the Company's Common Stock effected in the form of a 100 percent stock dividend which increased the available grant of awards of or options to purchase provided by the 2000 Incentive Stock Plan to 1,200,000. If any option or stock award granted under the 2000 Incentive Stock Plan shall expire, be surrendered, exchanged for another option or award, canceled or terminated for any reason without having become vested or exercised in full, the shares subject thereto shall thereupon again be available for purposes of the 2000 Incentive Stock Plan.

      Options granted under the 2000 Incentive Stock Plan may be either "incentive stock options", as defined in Section 422 of the Code, or "non-qualified stock options." An incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of the Company or any parent or subsidiary of the Company. A non-qualified stock option and a stock award may be granted to any director, employee, officer, agent, consultant or independent contractor of the Company or any parent or subsidiary of the Company.

      The exercise price of an incentive stock option may not be less than the fair market value per share of the Common Stock on the date of grant (110% of the fair market value of the Common Stock on such date in the case of incentive stock options granted to employees who own more than 10% of the total combined voting power of the Company on the date of grant (any such person, a "10% Stockholder")), and not less than the par value per share of the Common Stock with respect to non-qualified stock options.

      The term of each stock option granted under the 2000 Incentive Stock Plan shall be as established by the Plan Administrator but shall not be more than 10 years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may establish a vesting schedule with respect to any option granted under the 2000 Incentive Stock Plan setting forth the time or times at which portions of such option shall become exercisable.

      Payment of the option exercise price shall be made in full at the time notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check. The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted, including delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, or withholding from the shares that would otherwise be issued upon exercise of an option that number of shares having a fair market value equal to the option exercise price.

      Options granted under the 2000 Incentive Stock Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. No option shall be exercisable after termination of the recipient's relationship with the Company or any parent or subsidiary of the Company unless such termination occurs by reason of retirement with the consent of the Company or death. In the event of the retirement of a recipient of options with the consent of the Company, the options or unexercised portions thereof which were otherwise exercisable on the date of retirement shall expire unless exercised within a period of three months after the date of retirement. In the event of the death of a recipient of options while an employee, officer, director, agent, consultant or independent contractor of the Company or any parent or subsidiary of the Company or in the event of the death of the recipient within the three month period following termination of such person's employment or other association with the Company by reason of retirement with the consent of the Company, the options which were otherwise exercisable on the date of such termination shall be exercisable by his or her personal representatives, heirs, or legatees at any time prior to the expiration of one year from the date of his or her death. In no event, however, shall an option be exercisable after ten years from the date it is granted (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of a recipient's relationship with the Company for any reason, upon such terms and conditions as the Plan Administrator determines to be appropriate.

         The Plan Administrator may issue or transfer the shares covered by a stock award to the grantee thereof at the time the stock award is granted, or at any time subsequent thereto, or in installments from time to time, as the Plan Administrator shall determine. Such awards may be granted either alone, in addition to, or in tandem with any other type of award granted under the 2000 Incentive Stock Plan. The Plan Administrator, in its discretion, may make such awards either with or without consideration and noncontingent or contingent upon attainment of certain performance objectives to be achieved during a period of time, or upon continued service with the Company. The measure of whether and to what degree such objectives have been attained and the resulting awards will be determined by the Plan Administrator.

         Payment of the consideration, if any, for any stock award shall be made in such forms (including, without limitation, cash, check, promissory notes and, subject to applicable laws and regulations, securities of the Company) and at such times as the Plan Administrator shall determine. Stock awards and the shares of Common Stock issuable pursuant thereto shall be subject to such restrictions on sale or other disposition as the Plan Administrator shall determine and as shall exist under applicable law.

         Upon the issuance of shares pursuant to a stock award and the fulfillment of the vesting requirements and other requirements of the stock award, if any, the grantee shall, with respect to such shares, be and become a stockholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder except to the extent otherwise provided in the stock award. Unless the Plan Administrator shall determine otherwise, neither the grantee nor any party to which the grantee's rights and privileges under the award may pass shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the shares issuable upon the vesting of and/or payment of any award granted under the 2000 Incentive Stock Plan unless and until such award has so vested and/or payment for such award has been made in full.

         The Plan Administrator may choose, at the time of the grant of the stock award or any time thereafter, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan Administrator may establish. All dividends or dividend equivalents which are not paid currently may, at the Plan Administrator's discretion, accrue interest and be paid to a grantee at a later date.

         The Board may at any time suspend, amend or terminate the 2000 Incentive Stock Plan, provided that, except in certain cases relating to mergers, consolidations, reorganizations and similar transactions, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock present, in person or by proxy, and entitled to vote at any meeting shall be necessary for the adoption by the Board of any amendment which will: (i) increase the number of shares which are to be reserved for the issuance upon award of stock or exercise of options under the 2000 Incentive Stock Plan; (ii) permit the granting of stock options or awards to a class of persons other than those presently permitted to receive stock options or awards under the 2000 Incentive Stock Plan; or (iii) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act. Unless sooner terminated by the Board, the 2000 Incentive Stock Plan shall terminate on April 1, 2010.

The following table sets forth certain information with respect to options granted pursuant to the 2000 Incentive Stock Plan during the fiscal year ended June 30, 2000. All grants are subject to stockholder approval. There have been no stock awards granted under the plan. The Company does not currently know nor is it determinable the number of options or awards that the Company will grant under the 2000 Incentive Stock Plan to any person in the future.

                                                      Number of Options       Exercise Price
     Name and Position                                    Granted (#)            Range ($)       Expiration Date
----------------------------------------------------------------------------------------------------------------
Victor Insetta
President, Chief Executive Officer and Director             4,000                   21.45          April, 2005

Stuart Litt
Senior Vice President - Operations and Director             4,000                   19.50          April, 2010

Richard Monsorno
Senior Vice President - Technology                         64,000             19.50-23.50          April, 2010

Michael C. Giacalone
Vice President - Advanced Products Operations              44,000             19.50-23.50          April, 2010

Judah Wolf
Vice President - Thin Film Operations                      44,000             19.50-23.50          April, 2010

All Executive Officers as a Group                         248,000             19.50-23.50          April, 2010

Non-Employee Directors as a Group                               0

All Other Employees                                       486,000             19.50-44.00          April, 2010


As of October 4, 2000, the closing sales price of the Company's Common Stock on the American Stock Exchange was $15.00.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 2000 INCENTIVE STOCK PLAN UNDER CURRENT LAW

         The following is a brief description of the federal income tax consequences of stock options and stock awards, which may be granted under the 2000 Incentive Stock Plan under present tax laws.

         Incentive Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of an incentive stock option. Except as described below, the recipient will not have to recognize any income upon the exercise of an incentive stock option, and the Company will not be allowed any deduction, as long as the recipient does not dispose of the shares within two years from the date the incentive stock option was granted within one year from the date the shares were transferred to the recipient (the "holding period requirement"). Upon a sale of the shares after the holding period requirement is satisfied, the recipient will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from such sale over the aggregate exercise price of such shares, but no deduction will be allowed to the Company. If a recipient disposes of shares before the holding period requirement is satisfied, the recipient will recognize ordinary income in the year of disposition, and the Company will be entitled to a corresponding deduction, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the aggregate exercise price of the shares, or (ii) the excess of the amount realized from such disposition over the aggregate exercise price of the shares. Where shares are sold before the holding period requirement is satisfied, the recipient will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

         A recipient may under certain circumstances be permitted to pay all or a portion of the exercise price of an incentive stock option by delivering Common Stock of the Company. If the Common Stock delivered by a recipient as payment of the exercise price was acquired through a prior exercise of an incentive stock option or an option granted under an employee stock purchase plan, and if the holding period requirement applicable to such Common Stock has not yet been met, the delivery of such Common Stock to the Company could be treated as a taxable sale or disposition of such stock. In general, where a recipient pays the exercise price of an incentive stock option by delivering Common Stock of the Company, the recipient will have a zero tax basis in the shares received that are in excess of the number of shares of Common Stock delivered in payment of the exercise price.

         Non-Qualified Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of each share on the date of exercise over the exercise price, and the Company generally will be entitled to a federal income tax deduction of the same amount.

         If a recipient pays the exercise price of a non-qualified stock option by surrendering Common Stock held by the recipient, then, to the extent the shares received upon exercise of the option do not exceed the number of shares delivered, the recipient will be treated as making a tax-free exchange of stock and the new shares received will have the same tax basis and holding period requirement as the shares surrendered. In such case, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of the shares in excess of the shares delivered in payment of the option price. The basis of such additional shares will equal their fair market value on the date the option was exercised. If a recipient exercises a non-qualified stock option on a cashless basis, the recipient will recognize compensation income equal to the fair market value of the shares received and the recipient's initial tax basis in such shares will equal their fair market value.

         Stock Awards. A purchaser or recipient of restricted stock normally will recognize no taxable income at the time such award is granted. A purchaser or recipient of such award normally will realize taxable income on the date the shares become transferable or are no longer subject to a substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will equal the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect under Section 83(b) of the Code, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price, if any.

         A purchaser or recipient of Common Stock transferred without restrictions will realize ordinary income in the year of the award in an amount equal to the amount by which the fair market value of the shares of Common Stock on the date of the award exceeds their purchase price, if any.

         The Company will be entitled (provided it satisfies certain reporting requirements) to a deduction for federal income tax purposes at the same time and in the same amount as the stock award recipient is considered to be in receipt of compensation income in connection with the receipt of unrestricted stock, the lapse of restrictions with respect to restricted stock or the election by the employee in the year of the award to include the appropriate amount with respect to such award in income under Section 83(b) of the Code. In addition, the Company will be entitled to a deduction with respect to dividends paid on stock awards prior to the vesting of such awards and with respect to which no Section 83(b) election has been made by the recipient.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2000 INCENTIVE STOCK PLAN, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 3

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      KPMG LLP, the independent public accountants who have audited the Company's financial statements for the past nine years, have been appointed by the Board of Directors of the Company to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001. The Board of Directors believes that the selection of an independent accountant to audit the financial statements of the Company prepared by management is an appropriate matter for stockholder consideration. If the stockholders do not ratify the selection of KPMG LLP, the Board of Directors will consider the selection of another firm of independent certified public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001. Representatives of KPMG LLP may be present at the Annual Meeting and, if present, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JUNE 30, 2001, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.


                          ANNUAL REPORT TO STOCKHOLDERS

      The Company will provide to any stockholder, without charge, upon written request to the Secretary of the Company, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.


           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      The Company expects to hold its annual meeting of stockholders for the fiscal year ending June 30, 2001 in November or December 2001. Stockholders who intend to present proposals intended to be included in the Company's Proxy Statement and form of proxy relating to such annual meeting must submit their proposals in writing to the Secretary of the Company on or before June 15, 2001. All proposals must comply with applicable Securities and Exchange Commission rules and regulations.


                                  OTHER MATTERS

      Management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting and Proxy Statement that may come before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       KATHLEEN M. KELLY
                                          Secretary

October 13, 2000

                                     ANNEX A

                        AMERICAN TECHNICAL CERAMICS CORP.

                            2000 INCENTIVE STOCK PLAN

     1. Purpose. The purpose of the American Technical Ceramics Corp. 2000 Incentive Stock Plan (this "Plan") is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of American Technical Ceramics Corp. (the "Company"), or of any parent or subsidiary thereof (as defined below and referred to hereinafter as "Related Corporations"), may be granted stock options and/or stock awards in order to attract and retain the services or advice of such employees, officers, directors, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

     As used herein, when referring to a subsidiary corporation or other entity, the term "Related Corporation" shall mean any corporation (other than the Company) or other entity in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option or stock award, another corporation or entity in such chain (including the Company) owns 50% or more of the total combined voting power of all of such corporation's or entity's classes of stock or other interests. When referring to a parent corporation or other entity, the term "Related Corporation" shall mean any corporation or other entity in an unbroken chain of corporations or other entities ending with the Company if, at the time of the granting of the option or stock award, each of the corporations or other entities other than the Company owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or other entities in such chain.

     2. Stock Subject to This Plan. The stock subject to this Plan shall be the Company's common stock, par value $.01 per share (the "Common Stock"), presently authorized but unissued or held in the Company's Treasury or subsequently acquired by the Company. Subject to adjustment as provided in Section 7 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan or as stock awards shall not exceed 600,000 shares as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options or stock awards which may be granted in exchange for such surrendered, canceled or terminated options. If any stock award granted under this Plan shall be forfeited because such stock award had not vested prior to a holder's termination of his or her employment, or for any other reason, the forfeited shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options or stock awards.

     3.   Administration.

          3.1. Plan Administration. This Plan shall be administered by the Board of Directors of the Company (the "Board"), except to the extent the Board delegates its authority to a committee of the Board to administer this Plan. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

          3.2. Authority. Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options and stock awards to be granted under this Plan, including selection of the individuals to be granted options and/or stock awards, the number of shares to be subject to each option or stock award, the exercise price of each option, the consideration, if any, to be paid in respect of each stock award, and all other terms and conditions of options and stock awards, including the designation of options as incentive stock options or nonqualified stock options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option or stock award issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretations and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

          3.3. Meetings; Action. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

          3.4. Section 16(b) Compliance and Bifurcation of Plan.

               3.4.1. It is the intention of the Company that this Plan comply in all respects with Section 16(b) and Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), to the extent applicable, and, if any Plan provision is later found not to be in compliance with such Section or Rule, as the case may be, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Section 16(b) and Rule 16b-3 under the Exchange Act. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors or other persons subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other participants.

               3.4.2. For so long as the Company's common stock subject to this Plan is registered under Section 12 of the Exchange Act, no option or stock award shall be granted to a director or officer (subject to Section 16 of the Exchange Act) of the Company by the Board unless (i) approved in advance by the Board or the Plan Administrator in accordance with the provisions of Rule 16b-3(d)(1) under the Exchange Act (where the Plan Administrator, if not the entire Board, is a committee of the Board composed solely of two or more non-employee directors who satisfy the requirements of Rule 16b-3(b)(3) under the Exchange Act), (ii) approved in advance, or subsequently ratified, by the stockholders in accordance with the provisions of Rule 16b-3(d)(2) under the Exchange Act, or (iii) absent approval as provided in clause
          (i) or (ii) above, no officer or director of the Company may sell shares received upon the exercise of an option or as a stock award during the six month period immediately following the grant of such option or stock award.

     4. Eligibility. An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any Related Corporation. A nonqualified stock option and a stock award may be granted to any director, employee, officer, agent, consultant or independent contractor of the Company or any Related Corporation, whether an individual or an entity. Any party to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee". Any party to whom a stock award is granted under this Plan shall be referred to hereinafter as an "Awardee".

     5. Options.

          5.1. Terms and Conditions of Options. Options granted under this Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-qualified stock options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan (each such agreement being referred to hereinafter as an "Option Agreement").

          5.2. Number of Shares; Exercise and Price.

               5.2.1. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that, in the case of an incentive stock option, the exercise price shall not be less than the Fair Market Value (as defined in Section 5.2(b)) per share of the Common Stock at the time the option is granted, and except that, with respect to incentive stock options granted to 10% Stockholders (as defined in Section 5.4(a)), the exercise price shall be as required by
          Section 5.4. In the case of a nonqualified stock option, the exercise price shall not be less than the par value per share of the Common Stock.

               5.2.2. For purposes of this Plan, the "Fair Market Value" per share of the Common Stock shall mean the last reported sales price, regular way, of the Common Stock on the date of the grant of the option or stock award or on the date of the exercise of an option or date of vesting of a stock award, as the case may be (or, if no sale takes place on any such day, the closing bid price of the Common Stock on such day), on the principal securities exchange or stock market (including the National Association of Securities Dealers, Inc. (the "NASD's") National Market System or Small Cap Market) on which the Common Stock is admitted or listed for trading, or, if the Common Stock is not listed on any such exchange or stock market on any such day, the highest reported bid price for the Common Stock as furnished by the NASD through NASDAQ, or a similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not listed for trading on an exchange or stock market and is not quoted on NASDAQ or any similar organization on any such day, the fair value of a share of Common Stock on such day as determined by the Plan Administrator in good faith.

          5.3. Term and Maturity. Subject to the restrictions contained in
     Section 5.4 with respect to granting incentive stock options to 10% Stockholders (as defined in Section 5.4(a)), the term of each incentive stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted. In no event shall the term of any incentive stock option exceed 10 years. The term of each nonqualified stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted. The Plan Administrator may establish a vesting schedule with respect to any option granted hereunder setting forth the time or times at which portions of such option shall become exercisable.

          5.4. Exercise Price and Term of Incentive Stock Options.

               5.4.1. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation (each a "10% Stockholder"), the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the Fair Market Value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an Option Agreement or any other document. The term and exercise price limitations of this provision shall be amended to conform to any change required or permitted by a change in the Code or by a ruling or pronouncement of the Internal Revenue Service.

               5.4.2. For purposes of this Section 5.4, stock owned by an employee shall include all stock owned by him which is actually issued and outstanding immediately before the grant of the incentive stock option to the employee. In determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an option or warrant to purchase stock of the Company, the stock subject to that option or warrant shall not be counted in determining stock ownership until exercised (and then shall be counted only with respect to the number of shares as to which such option or warrant is exercised).

          5.5. Exercise. Subject to any vesting schedule described in Section
     5.3 above, each option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of an option hereunder and that only whole shares will be issued pursuant to the exercise of any option. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

          5.6. Payment of Exercise Price.

               5.6.1. Payment of the option exercise price for the Common Stock being purchased shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check).

               5.6.2. The Plan Administrator can determine, at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

               5.6.2.1. delivery of a properly executed exercise notice, together with delivery of shares of stock of the Company held by an Optionee having a Fair Market Value on the date of exercise equal to the option exercise price; provided, however, that payment in stock held by an Optionee subject to Section 16(b) of the Exchange Act shall not be made unless the stock shall have been owned by the Optionee for a period of at least six months;

               5.6.2.2. delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, that the Plan Administrator, in its sole discretion, may at any time determine that this subparagraph (b)(ii), to the extent the instructions to the broker call for an immediate sale of the shares, shall not be applicable to any Optionee who is subject to Section 16(b) of the Exchange Act, or is not an employee at the time of exercise; or

               5.6.2.3. delivery of a properly executed exercise notice, together with instructions to the Company to withhold from the shares that would otherwise be issued upon exercise that number of shares having a Fair Market Value on the date of exercise equal to the option exercise price.

          5.7. Assignability and Transferability of Option. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan, or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void. The designation by an Optionee of a beneficiary does not, in and of itself, constitute an impermissible transfer under this Section 5.7.

          5.8. Termination of Relationship or Death of Optionee.

               5.8.1. No option shall be exercisable after termination of employment with the Company or a Related Corporation unless such termination of employment occurs by reason of retirement with the consent of the Company or death. In the event of the retirement of an Optionee with the consent of the Company, the options or unexercised portions thereof which were otherwise exercisable on the date of retirement shall expire unless exercised within a period of three months after the date of retirement. In the event of the death of an Optionee while an employee of the Company or a Related Corporation or in the event of the death of the Optionee within the three month period following termination of employment by reason of retirement with the consent of the Company, the options which were otherwise exercisable on the date of termination of employment shall be exercisable by his or her personal representatives, heirs, or legatees at any time prior to the expiration of one year from the date of his or her death. In no event, however, shall an option be exercisable after ten years from the date it is granted. In the event that an Optionee ceases to be an employee of the Company or a Related Corporation for any reason, including death or retirement, prior to the lapse of any applicable vesting period, his or her option shall terminate and be null and void. The Plan Administrator may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of employment with the Company for any reason, upon such terms and conditions as the Plan Administrator determines to be appropriate.

               5.8.2. For purposes of Section 5.8(a), a transfer of relationship between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any of its Related Corporations. For purposes of Section 5.8(a), with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

          5.9. Status of Stockholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

          5.10. Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

          5.11. Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate Fair Market Value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a Related Corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Code is amended or if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations, changing or eliminating such annual limit, in which case the limitation shall be that provided by the Code or the Internal Revenue Service, as the case may be.

     6. Stock Awards.

          6.1. Terms and Conditions of Stock Awards. Stock awards granted under this Plan shall be evidenced by written instruments or agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan (each such instrument or agreement being referred to hereinafter as an "Award Agreement"). The Plan Administrator may issue or transfer the shares covered by such award to the Awardee at the time the stock award is granted, or at any time subsequent thereto, or in installments from time to time, as the Plan Administrator shall determine. Such awards may be granted either alone, in addition to, or in tandem with any other type of award granted under this Plan. The Plan Administrator, in its discretion, may make such awards either with or without consideration and noncontingent or contingent upon attainment of certain performance objectives to be achieved during a period of time, or upon continued service with the Company. The measure of whether and to what degree such objectives have been attained and the resulting awards will be determined by the Plan Adminsistrator.

          6.2. Payment for Stock Awards. Payment of the consideration, if any, for any stock award shall be made in such forms (including, without limitation, cash, check, promissory notes and, subject to applicable laws and regulations, securities of the Company) and at such times as the Plan Administrator shall determine.

          6.3. Restrictions on Transfer. A stock award and the shares of Common Stock issuable pursuant thereto shall be subject to such restrictions on sale or other disposition as the Plan Administrator shall determine and as shall exist under applicable law.

          6.4. Status of Stockholder. Upon the issuance of shares pursuant to a stock award and the fulfillment of the vesting requirements and other requirements of the stock award, if any, the Awardee shall, with respect to such shares, be and become a stockholder of the Corporation fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder except to the extent otherwise provided in the stock award. Unless the Plan Administrator shall determine otherwise, neither the Awardee nor any party to which the Awardee's rights and privileges under the award may pass shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the shares issuable upon the vesting of and/or payment for any award granted under this Plan unless and until such award has so vested and/or payment for such award has been made in full.

          6.5. Modification and Amendment of Stock Award. The Plan Administrator may modify or amend outstanding stock awards granted under this Plan. The modification or amendment of an outstanding stock award shall not, without the consent of the Awardee, impair or diminish any of his or her rights or any of the obligations of the Company under such award.

          6.6. Payment of Dividends. The Plan Administrator may choose, at the time of the grant of the stock award or any time thereafter, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan Administrator may establish. All dividends or dividend equivalents which are not paid currently may, at the Plan Administrator's discretion, accrue interest and be paid to an Awardee at a later date.

     7. Adjustments.

          7.1. Changes in Capitalization. The aggregate number and class of shares for which options and stock awards may be granted under this Plan, the number and class of shares covered by each outstanding option and stock award, and the exercise price per share for each option or purchase price per share, if any, for each stock award (but not the total price), shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend in order to prevent dilution or enlargement of the rights of the Optionees and Awardees.

          7.2. Merger, Consolidation, Reorganization or Liquidation.

               7.2.1 Acceleration of Options and Awards.

               (a) Except as provided in Section 7.2.1 (b), 7.2.2 or 7.2.3, in the event of a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, (i) any option granted hereunder shall terminate upon consummation of such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation but the Optionee shall have the right within a specified number of days after notice to the Optionee to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in his or her Option Agreement have been satisfied; and (ii) the vesting requirements and other contingent provisions of any stock award shall terminate immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation and, subject to compliance with any other provisions of the stock award (including, without limitation, any payment provisions), the Awardee shall be deemed to be the owner of the full number of shares of Common Stock subject to his or her stock award.

               (b) The Plan Administrator, in its sole discretion, may determine that, upon the occurrence of a transaction described in the Section
          7.2.1 (a) each option or award outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such option or award, an amount equal to the excess of the Fair Market Value of such shares immediately prior to the occurrence of such transaction over the exercise price per share of such option or purchase price per share of such award (if any); such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Plan Administrator, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to an option or an award granted within six (6) months before the occurrence of a transaction described above if the holder of such option or award is subject to the reporting requirements of Section 16(a) of the Exchange Act.

               7.2.2 Conversion of Options and Awards for Exchange Stock. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), the Company and the corporation issuing the Exchange Stock may determine, in their sole discretion, in lieu of the treatment afforded by Section 7.2.1, that all options and stock awards granted hereunder shall be converted into options to purchase or awards of shares of Exchange Stock, as the case may be. The number of shares of Exchange Stock subject to an option or stock award and the exercise price or purchase price (if any) per share, as the case may be, shall be determined in the same manner as used for determining the number of shares of Exchange Stock the holders of Common Stock will receive in such merger, consolidation, acquisition of property or stock, separation or reorganization.

               7.2.3 Termination of Merger, Consolidation, Reorganization or Liquidation. If any merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation referred to in this
          Section 7 is cancelled or otherwise terminated prior to the consummation thereof, the terms of any option or award then outstanding (including, without limitation, any terms relating to vesting and other contingencies) shall be reinstated to its prior form.

          7.3. Fractional Shares. In the event of any adjustment in the number of shares covered by an option or stock award, any fractional shares resulting from such adjustment shall be disregarded and each such option or stock award shall cover only the number of full shares resulting from such adjustment.

          7.4. Determination of Board to Be Final. All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive on all parties.

     8. Securities Regulation.

          8.1. Compliance with Laws and Regulations. Shares shall not be issued with respect to an option or a stock award granted under this Plan unless such issuance shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. If (i) the Company is unable to obtain, from a regulatory body having requisite jurisdiction, the authority its counsel deems necessary to lawfully issue and sell any shares hereunder, or (ii) no exemption under the Securities Act or other applicable law from registration for the issuance and sale of any shares hereunder is available, then the Company shall not be liable in any respect for the nonissuance or sale of shares as to which it was unable to obtain the necessary authority or exemption.

          8.2. Investment Intent; Stock Legends. As a condition to any exercise, purchase, issuance or delivery of shares pursuant to an option or stock award granted hereunder, the Company may require the Optionee or the Awardee, as the case may be, to represent and warrant at the time of any such exercise, issuance or purchase that the shares will be held only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order with respect to any such shares may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Company may also require such other action or agreement by any Optionee or Awardee as it may from time to time deem to be necessary or advisable. THE COMPANY SHALL NOT BE OBLIGATED, BY REASON OF THIS PROVISION OR OTHERWISE, TO UNDERTAKE REGISTRATION OF ANY OPTIONS OR ANY SECURITIES ISSUABLE UPON EXERCISE THEREOF OR OF ANY STOCK AWARDS OR ANY SECURITIES ISSUABLE IN CONNECTION THEREWITH.

          8.3. Listing. Should any of the Company's capital stock of the same class as the stock subject to options or stock awards granted hereunder be listed on a national securities exchange, all stock issued hereunder if not previously listed on such exchange shall be authorized by that exchange for listing thereon prior to the issuance thereof.

     9. Withholding Taxes. The Company or any Related Corporation shall have the right to retain and withhold from any payment of cash or Common Stock under the Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee or Awardee, as the case may be, receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold the distribution to the Optionee or Awardee, as the case may be, of such shares in whole or in part until the Company is so reimbursed. In lieu thereof, but subject to applicable law, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee, or Awardee, as the case may be, an amount equal to such taxes or retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld. If required by Section 16(b) of the Exchange Act, the election to pay withholding taxes by delivery of shares held by any person who at the time of exercise is subject to Section 16(b) of the Exchange Act, shall be made either six months prior to the date the option exercise becomes taxable or at such other times as the Company may determine as necessary to comply with
Section 16(b) of the Exchange Act.

     10. Amendment and Termination.

          10.1. Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 7, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock shall be necessary for the adoption by the Board of any amendment which will:

               10.1.1. increase the number of shares which are to be reserved for the issuance upon exercise of options or grant of stock awards under this Plan;

               10.1.2. permit the granting of stock options or stock awards to a class of persons other than those presently permitted to receive stock options or stock awards under this Plan; or

               10.1.3. require stockholder approval under applicable law.

          10.2. Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option or stock award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the relevant Optionee or Awardee, as the case may be, alter or impair any rights or obligations under any option or stock award theretofore granted under this Plan.

     11. Continuation of Employment. Nothing in this Plan or in any option or stock award granted pursuant to this Plan shall confer upon any Optionee or Awardee any right to continue in the employ of the Company or of a Related Corporation, or to interfere in any way with the right of the Company or of any such Related Corporation to terminate his or her employment or other relationship with the Company at any time.

     12. Effectiveness Of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the holders of a majority of the Company's outstanding shares of voting capital stock at any time within 12 months after the adoption of this Plan.

     Adopted by the Board of Directors on April 11, 2000 and approved by the stockholders on _______________ .

                       AMERICAN TECHNICAL CERAMICS CORP.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on Wednesday, November 15, 2000 at 10:00 a.m., local time, and any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please mark boxes [ ] or [X] in blue or black ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1), (2) AND (3).

     1. ELECTION OF DIRECTORS;

        FOR ALL NOMINEES LISTED BELOW [ ]           WITHHOLD AUTHORITY [ ]
        (EXCEPT AS MARKED TO THE CONTRARY BELOW)    TO VOTE FOR ALL NOMINEES LISTED BELOW

     Victor Insetta, Dov S. Bacharach, O. Julian Garrard III, Stuart P. Litt, Chester E. Spence, and Thomas J. Volpe

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
                          CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE.


--------------------------------------------------------------------------------

2. PROPOSAL TO ADOPT THE AMERICAN TECHNICAL CERAMICS CORP 2000 INCENTIVE STOCK PLAN

               FOR  [ ]       AGAINST  [ ]        ABSTAIN  [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

               FOR  [ ]       AGAINST  [ ]        ABSTAIN  [ ]

4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

   I WILL [ ]    WILL NOT [ ]     ATTEND THE ANNUAL MEETING.

                    Please sign exactly as your names appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    DATE                                                  , 2000

                    ------------------------------------------------------------
                    SIGNATURE(S)

                    ------------------------------------------------------------
                    SIGNATURE(S)

                    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                      ATC # 001-897 Rev. C; 9/00